                                  EXHIBIT 8.2.


MORGAN BEAUMONT ENTERS INTO AGREEMENT WITH SYMMETREX, INC.


[ PR NEWSWIRE  O   2005-08-24 ]

Card Programs to Be Activated and Loaded Through Morgan Beaumont's SIRE Network

BRADENTON, Fla., Aug. 24 /PRNewswire-FirstCall/ -- Morgan Beaumont, Inc. (OTC Bulletin Board: MBEU), a premier technology solution provider to the Stored Value and Debit Card market and owner of the SIRE Network(TM), today announced an agreement with Symmetrex, Inc., a leading financial payments transaction processing company. As specified in this agreement, Symmetrex will serve as the Issuing Processor for certain stored value debit card products developed by Morgan Beaumont that will be activated and re-loadable on the company's branded, nationwide cash loading platform, the SIRE Network. One such program will be a prepaid MasterCard(R) Debit card product issued by Meta Payment Systems that will be marketed to unbanked Hispanic consumers in the US.

Cliff Wildes, CEO of Morgan Beaumont, stated, "Symmetrex is uniquely positioned to enable Morgan Beaumont to deliver even more innovative and competitive prepaid debit card solutions to the unbanked consumer market. This strategic relationship with Symmetrex will allow us to further expand our card programs that will leverage our SIRE Network national footprint and provide consumers with easy access to a retail value load solution." Wildes added, "This alliance further strengthens Symmetrex' position as a premier processor of consumer reloadable card products."

The first program to be launched with Symmetrex will be the ServiBancos Debit MasterCard(R) Card. According to Jeff Kratsch, director of marketing, "The program was originally announced as 'Tesoro;' however, we felt that ServiBancos better conveyed the story of this financial product, including its convenience, to the millions of consumers that will benefit from its use."

Morgan Beaumont, Inc. is a Technology Solutions Company located in Bradenton, Florida. The company is one of the premier providers of Stored Value and Debit Card Solutions in the United States. The company has developed POS and PC based software that connects merchants with multiple Stored Value Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM technology. Morgan Beaumont is a MasterCard Third Party Processor Member Service Provider (TPP MSP) and a Visa Independent Sales Organization (ISO). The company owns and operates the SIRE Network, a national network of Stored Value and Debit Card load stations located throughout the United States. To learn more about Morgan Beaumont, please visit http://www.morganbeaumont.com .


"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995

Statements about the expected future prospects of our business and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "would," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown and services revenue; the overall condition of the bank card industry, including the effect of any further consolidation among financial services firms; the regulatory, credit and market risks associated with our operations; the integration of acquired businesses, the performance of our businesses; the effect of war, terrorism or catastrophic events; the timing and magnitude of sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

     Contacts:  Jeff Kratsch, Director of Marketing
                Morgan Beaumont, Inc.
                941-753-2875 Ext. 2711

                Ken Dennard, Managing Partner
                ksdennard@drg-e.com
                DRG&E / 713-529-6600